UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (date of earliest event reported):  April 13, 2006

                           SCIENTIFIC ENERGY, INC.
           (Exact name of registrant as specified in its charter)

          UTAH                   000-50559             87-0680657
(State or other jurisdiction    (Commission           (IRS Employer
      of incorporation)         File Number)       Identification No.)

                  27 Weldon Street, Jersey City, New Jersey 07306
                    (Address of principal executive offices)

Registrant's telephone number, including area code: (917) 699-2470

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




Item 5.01  CHANGES IN CONTROL OF REGISTRANT.


On April 13, 2006, there was a change in control of Scientific Energy, Inc. (the "Company") effected pursuant to a certain Share Purchase Agreement by and among Todd Crosland, Jana Meyer, Mark Clawson and Dale Gledhill (collectively the "Sellers"), and Kelton Capital Group Limited, a corporation registered in the British Virgin Islands (the "Buyer"). Each of the Sellers is a director of the Company. Under the Share Purchase Agreement, the Buyer acquired from the Sellers an aggregate of 7,905,000 shares of the Company's issued and outstanding common stock, representing approximately 86.3% of the Company's outstanding shares, for the aggregate cash purchase price of $539,929, which was paid at the closing of the Share Purchase Agreement.

The Buyer is a corporation registered in the British Virgin Islands. The purchase price for the acquisition of the 7,905,000 shares is from personal funds contributed by the shareholders of Kelton Capital Group Limited. The Buyer has represented that it will have sole voting and dispositive power over the acquired shares and that the shares were acquired for the purpose of obtaining control over the Company. It is anticipated that the Buyer may nominate new directors at a later date.

The following table sets forth information, to the Company's best knowledge as of April 13, 2006 and immediately following the closing of the Share Purchase Agreement, regarding each person known to own beneficially more than 5% of the Company's outstanding common stock, each director, and all directors and executive officers of the company as a group.

     Name and Address              Amount and Nature Of         Percent
    Of Beneficial Owner             Beneficial Ownership      Of Class(1)
----------------------------    -------------------------    ------------
Kelton Capital Group Limited           7,905,000                86.3 %
c/o 475 East 70th Street, #7C
New York, NY 10021

OFFICERS AND DIRECTORS

Todd Crosland *                          855,095                9.3 %
Jana Meyer *                              40,200                0.4 %
Mark Clawson *                            24,000                0.3 %
Dale C. Gledhill *                        10,000                0.1 %

All directors and officers               929,295               10.1 %
   as a group (4 persons)
------------------------------------------------------------------------------
* The address of each director and/or executive officer is 630 North 400 West, Salt Lake City, Utah 84103.

Note: Unless otherwise indicated, we have been advised that each person above has sole voting power over the shares indicated above.

(1) Based upon 9,158,488 million shares of common stock outstanding on April 13, 2006.



Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the change in control of registrant as described above in
Item 5.01, the four members of the Company's Board of Directors, Todd Crosland, Jana Meyer, Mark Clawson and Dale Gledhill, tendered their resignations as the Company's directors and executive officers. The resignations of Messrs. Crosland and Clawson became effective on April 27, 2006, and the resignations of Ms. Meyer and Mr. Gledhill became effective on May 8, 2006.

On May 1, 2006, Mary Jiang was elected as a Director and Corporate Secretary. On May 8, 2006, Stanley Chan was elected as the Company's President, Chief Executive Officer, Chief Financial Officer and a Director. Set forth below is certain information with respect to the Company's new directors and officers.

    NAME         AGE                     POSITIONS
-------------  ------   ------------------------------------------------
Stanley Chan     53      President, CEO, CFO and Director
Mary Jiang       48      Secretary and Director

STANLEY CHAN is a Director, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Scientific Energy, Inc., effective May 8, 2006. Since 2000, Mr. Chan has been the President and Chairman of the Board of Directors of Tianlong Trading Co., Ltd, an import and export company. He is also the President and Chairman of Kelton Investments Group, Ltd. a private investment company. Mr. Chan has more than 10 years of experience in import-export business and financial investment.

MARY JIANG is Corporate Secretary and a member of the Board of Directors of Scientific Energy, Inc., effective May 1, 2006. From 1998 to the present, Ms. Jiang has been working for Shanghai Agricultural Produce Group, Ltd, an agricultural products marketer in Shanghai, China. She has more than five years of experience in personal investments.


Item 9.01   FINANCIAL STAMENTS AND EXHIBITS

  (a) Financial Statements of Businesses Acquired:  N/A

  (b) Exhibits:

      10.1. Share Purchase Agreement by and among Todd Crosland, Jana Meyer, Mark Clawson and Dale Gledhill, and Kelton Capital Group Limited dated April 13, 2006.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                        SCIENTIFIC ENERGY, INC.



Date: May 24, 2006       By: /s/
                         --------------------------------------
                         Stanley Chan
                         President and Chief Executive Officer